SUB-ISO AGENCY/PORTFOLIO MANAGEMENT AGREEMENT

This SUB-ISO AGENCY/PORTFOLIO MANAGEMENT AGREEMENT (this "**Agreement**") is entered into this _1st_ day of ___February______, 2017 (the "**Effective Date**"), by and between, 2C Processor USA, LLC, a California limited liability company with principal offices located at 898 N. Sepulveda Bld., Suite 300, El Segundo, CA 90245 ("**2CP**") and Royale Associates, a _dba of Syndicated Resorts Association, Inc.________________________________ doing business as "Jubileepay" with principal offices at _5530 South Valley View Blvd________________________________ (sometimes referred to herein as "**Agent**" or "Jubilee"). 2CP and Agent are individually referred to in this Agreement as a "Party" and, collectively, as the "Parties."

RECITALS

A. Esquire Bank, National Association ("**Bank**") is a member of Visa USA, Inc., MasterCard International, Incorporated, Discover Financial Services LLC and certain other issuers or networks (each, an "**Association**" and, collectively, the "**Associations**"); and

B. 2CP (i) is a registered Independent Sales Organization, Member Service 2CP and Third Party Processor (as those terms are defined by the Associations); (ii) has a Merchant 2CP-Bank ISO Agreement with Bank (as the same may be amended from time to time without notice to Agent) (the "**2CP-Bank ISO Agreement**"); and (iii) is sponsored by Bank with the Associations; and

C. Agent is an independent contractor that desires to be a sales agent for 2CP; and 2CP is willing to engage Agent as such under the terms of this Agreement.

NOW, THEREFORE, the Parties agree to the following:

AGREEMENT

1. Definitions.

1.1 "**Applicable Law**" means (i) all applicable federal, state, local and administrative laws, rules, regulations and interpretations, including, without limitation, consumer protection laws, rules and regulations; (ii) the Rules; and (iii) the internal security and privacy policies and guidelines of Esquire, as required by safe and sound banking practices, as any or all of the foregoing may be amended, revised or replaced from time to time.

1.2 "**Card**" means a plastic card issued pursuant to a license from an Association.

1.3 "**Cardholder Account**" means an arrangement between a consumer and an Association member that provides to the consumer the right to use one or more Cards issued by such member.

1.4 **"Insolvency Event"** occurs, with respect to any Party, when such Party: (i) is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due; (ii) makes a general assignment, arrangement, or composition agreement with or for the benefit of its creditors; or (iii) files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the winding up of its business (or has such a petition or action filed against it and such petition, action or appointment is not dismissed or stayed within thirty (30) days).

1.5 **"Marks"** means certain intellectual property, trademarks and trade names owned by Bank, and certain intellectual property, trademarks and trade names owned by one or more of the Associations as set forth in the Rules.

1.6 **"Merchants"** shall mean any and all customers accepting credit card or other payment processing services.

1.7 **"NACHA"** means the National Automated Clearing House Association.

1.8 **"Portfolio"** shall mean all the merchants contracted to 2CP pursuant to Agent's sales efforts under this agreement.

1.9 **"Portfolio Management Services"** shall mean the services provided by 2CP to Merchants as well as customer service, credit and underwriting services, account creation and programming, and risk management services.

1.10 **"Rules"** means, collectively, the bylaws, rules, regulations, and procedures, including those pertaining to data security, promulgated by NACHA and any Association.

2. Responsibilities, Representations and Warranties of Agent.

2.1 Records, Compliance With Laws, Etc. Agent will at all times truthfully and accurately make, maintain and preserve all records and reports that 2CP may, from time to time, request or require in connection with its duties hereunder, and shall fully account for all records, equipment, materials or other property of 2CP of which 2CP shall have custody and shall deliver the same to 2CP promptly after the termination of this Agreement; and obey all lawful rules, regulations, special instructions, and directives of 2CP which are consistent with the terms of this Agreement and endeavor to improve 2CP's ability and knowledge of the business of 2CP in an effort to increase the value of 2CP's services for the benefit of 2CP;

2.2 Certain Acts and Events. Agent shall not engage in any conduct on behalf of 2CP which could have the effect of, or result in, the cessation or unreasonable interruption of the business of 2CP;

2.3 Limitations On Agent's Authority. Agent shall not commit any act of fraud, malfeasance or misfeasance in the performance of its duties, and shall at all times use

its best efforts to comply with all applicable laws, rules and regulations in performing its duties under this Agreement.

2.4 Compliance With Rules. Agent represents and warrants that it has received a copy of the Rules and that it understands the Rules. In the event any provision of this Agreement or the 2CP-Bank ISO Agreement conflicts with the Rules, the Rules will control. Agent acknowledges and agrees that the Associations have the right to enforce any provision of the Rules and to prohibit any conduct that may injure, create a risk of injury, or adversely affect the integrity of the Association's payment systems and/or information.

2.5 Compliance With Law. Agent covenants and agrees that it and its employees and agents will at all times comply with Applicable Law and the terms of the 2CP-Bank ISO Agreement.

2.6 Compliance With 2CP-Bank ISO Agreement. Agent covenants and agrees that it and its employees and agents will at all times comply with the terms of the 2CP-Bank ISO Agreement and that, relative to Merchants, it will perform only those services set forth in the 2CP-Bank ISO Agreement and no others. 2CP will monitor and enforce Agent's compliance with the 2CP-Bank ISO Agreement and Applicable Law, and 2CP will cooperate with Bank to enforce and ensure compliance with any request or demand relating to this Agreement or the 2CP-Bank ISO Agreement made to Agent by Bank.

2.7 Financial Statements. Upon 2CP's request, but no less frequently than annually, Agent will promptly provide copies of its most recent financial statements to 2CP.

2.8 Change of Address. Agent will promptly notify 2CP of any change of address.

2.9 Use of Marks. Agent acknowledges and agrees that: (i) the Marks are the sole and exclusive property of Bank or the relevant Association; (ii) Agent will not contest the ownership of the Marks by Bank or the relevant Association for any reason; and (iii) 2CP may prohibit Agent from using the Marks for any reason. Agent may use the Marks only in accordance with the Rules and the 2CP-Bank ISO Agreement, unless prohibited from doing so in the sole discretion of 2CP.

2.10 Confidential Information. Agent agrees to use any Bank or Association information identified as being, or reasonably understood to be, confidential or proprietary to Bank or any Association (which includes, but is not limited to, Cardholder Account data, Card magnetic stripe data, Merchant transaction data and similar data) ("**Confidential Information**"), solely in order to perform its duties as set forth in the 2CP-Bank ISO Agreement and not for its own use or for any other purpose. Agent agrees to treat the Confidential Information in as careful and confidential a manner as it treats its own proprietary or confidential information.

2.11 Ownership of Confidential Information. Agent acknowledges that access to Confidential Information does not provide it with any right, title, interest, or copyright therein or any license to use, sell, exploit, copy or develop it further.

2.12 Access to Confidential Information. Agent agrees to limit access to the Confidential Information to those of its employees with a need to have access or to know in order to enable it to perform the services set forth in the 2CP-Bank ISO Agreement.

2.13 Unauthorized Use. Agent agrees to advise 2CP immediately by the most expeditious means available if it becomes aware of the fact that any unauthorized person has obtained or seeks to obtain access to the Confidential Information, whether by legal proceedings or otherwise.

2.14 Association Charges. Agent agrees to, immediately upon demand or invoice, reimburse 2CP for any assessments, fees, or other charges related to Agent and imposed by any Association, Bank or other third party as a result of actions taken or failed to have been taken by Agent under this Agreement or the 2CP-Bank ISO Agreement ("**Association Charges**"). Agent's failure to reimburse 2CP for any Association Charges, shall constitute a default under this Agreement.

2.15 Right of Prior Approval By 2CP. Agent acknowledges and agrees that all agreements with Merchants must be approved by 2CP. 2CP may decline any proposed agreement with any Merchant for any reason in its sole discretion.

2.16 Resolution of Merchant Complaints. Agent agrees to promptly forward to 2CP any complaints from Merchants and to use its best efforts to quickly resolve such complaints.

2.17 Indemnity. Agent agrees to indemnify, defend and hold 2CP and its affiliates and their respective officers, directors and employees (collectively, the "**Indemnified Parties**") harmless from and against any and all losses, liabilities, damages, costs and expenses (including, without limitation, any fines, losses (including, without limitation, fraud losses) and other charges imposed by any Association) and any legal fees (including, without limitation, those incurred to enforce 2CP's rights hereunder against Agent and/or to defend itself against any breach, alleged breach or other claim against it that may arise by reason of Agent's actions or omissions), disbursements and court costs (collectively, "**Losses**") whether real or alleged, whether or not well-grounded, suffered by any Indemnified Party or to which any Indemnified Party may become subject that directly or indirectly arise out of, are based upon, or relate to this Agreement or the 2CP-Bank ISO Agreement.

Agent initial here:_______

2.18 Customer Data. Notwithstanding anything to the contrary in this Agreement, and without otherwise limiting any other provision of this Agreement, Agent hereby agrees to comply with the provisions of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and all regulations promulgated pursuant to that statute, as any of the foregoing may be amended or replaced from time to time. Specifically, Agent agrees that it will not disclose or use any Customer Data (as defined below) except to the extent necessary to carry out its obligations under this Agreement or the 2CP-Bank ISO Agreement and for no other purpose. Agent shall not disclose Customer Data to any third party without the consent of 2CP, and Agent will ensure that each person or entity to whom or to which it discloses Customer Data in connection with the performance of its obligations under this Agreement or the 2CP-Bank ISO Agreement will, prior to any such disclosure of information, agree to use or disclose such Customer Data only to the extent necessary to carry out Agent's obligations under this Agreement and for no other purpose and only with 2CP's prior written consent. In addition, Agent agrees that it will maintain, and will require all third parties to whom it entrusts Customer Data to maintain, effective information security measures to protect Customer Data from

unauthorized disclosure or use. Agent hereby agrees to provide to 2CP, upon its request, information regarding such security measures. For the purposes of this Agreement, "**Customer Data**" means information or data received by Agent regarding a customer of Bank and/or its affiliated or subsidiary companies (including, without limitation, all Merchants), including, without limitation, any personally identifiable information or records in any form (written, electronic, or otherwise) relating to a Bank customer, such as, but not limited to: (i) an individual's name, address, telephone number and/or social security number; (ii) the fact that an individual has a relationship with Bank and/or its affiliated or subsidiary companies; (iii) information regarding the account balances, amounts, holdings or positions in or of an individual; and (iv) any other personally identifiable information of an individual associated with Bank.

2.19 Insurance Requirement. Agent agrees to maintain insurance coverage adequate for the size and nature of its business.

2.20 Agent's Obligation to Perform 2CP's Duties Under the 2CP-Bank ISO Agreement. Without limiting any other provision of this Agreement relative to Agent's activities under this Agreement (including, without limitation, any and all actions taken, or failed to have been taken, by Agent directly or indirectly in connection with any Merchant, Card or Cardholder Account), Agent hereby grants to 2CP all of the rights, and accepts and agrees to perform all of the responsibilities and liabilities, granted, accepted or undertaken by 2CP under the 2CP-Bank ISO Agreement insofar as they may pertain to Agent's responsibilities and authority granted herein.

3. 2CP's Duties and Authority. 2CP shall, subject to the terms and conditions of this Agreement, have the exclusive authority to carry on the Portfolio Management Services on behalf of Jubilee. In furtherance thereof, 2CP shall:

3.1 Best Efforts. Devote 2CP's best efforts and skills to its duties hereunder, and devote such working time and attention to such duties as is reasonably indicated;

3.2 Portfolio Management Services. Provide all necessary personnel, credit expertise, and management services to provide, sales, customer service, technical support, and general maintenance of the Portfolio;

3.3 Certain High-Risk Merchants. Not actively market or solicit certain categories of high-risk merchant from any source other than Agent. These categories shall include, but are not limited to, the following: adult, gaming, cams, games, fantasy gaming, and marijuana merchants.

4. Compensation.

4.1 Management Fee. For 2CP's Portfolio Management Services performed and to be performed hereunder during the Term hereof, Jubilee shall pay to 2CP the sum of $2,000.00 per month.

4.2 Processing Fees. For Agent's services rendered as herin provided, all merchant fees will be negotiated in good faith on a merchant-by-merchant basis. 2CP will hold

back 10% of the net commissions to cover processing related costs. The remaining 90% of any and all earned commissions will be remitted by 2CP to Agent. Agreements reached by the Parties from time to time concerning commissions will be reflected in periodic reports setting forth the name of each Merchant, its EIN or other tax ID number, sales transactions, commissions earned and paid to 2CP and method of calculation with respect to each Merchant.

5. Mutual Representations and Warranties of the Parties. Each party represents and warrants to the other that:

5.1 Good Standing. Each party is a corporation or limited liability company organized, validly existing and in good standing under the laws of the State where its principal office is located.

5.2 Full Authority. Each party has full authority and corporate power to enter into this Agreement and to perform its obligations under this Agreement.

5.3 Sale of Information. Neither party will sell, purchase, provide or exchange Credit Card or Debit Card account numbers or Merchant information, or any other confidential information, to any third party without the prior written consent of the other party.

5.4 No Violation. Neither party's performance of this Agreement will violate any applicable law or regulation or any agreement to which that party may now be bound.

5.5 Enforceability. This Agreement represents a valid obligation of that party and is fully enforceable against it.

5.6 Compliance. Both parties will comply with the terms of this Agreement, with the Rules, and with all applicable state and federal laws and regulations.

5.7 No Litigation. Neither party nor its officers and directors are a party to any pending litigation that would have an impact on this Agreement and have never been fined or penalized by Visa or MasterCard.

6. Audit and Examinations. 2CP and its representatives shall have the right, upon reasonable notice to Agent, to verify Agent's compliance with Applicable Law. 2CP will also have the right, upon reasonable notice to Agent: (i) to inspect and audit Agent's financial statements, books, records, equipment, information security measures and systems (whether by demanding documents or at Agent's places of business); (ii) to conduct interviews with appropriate Agent employees and sub-contractors; and (iii) to perform such other investigations as any such entity deems reasonably necessary or appropriate.

7. Term and Termination.

7.1 Term. Unless terminated earlier pursuant to any relevant provision herein, this Agreement will continue from the Effective Date for a term concurrent with the term of the 2CP-

Bank ISO Agreement. Agent hereby grants the authority to 2CP to terminate this Agreement at any time.

7.2 Immediate Termination By 2CP. This Agreement will be immediately terminated without notice from 2CP to Agent upon any termination or expiration of the 2CP-Bank ISO Agreement. 2CP may also terminate this Agreement upon the occurrence of any event (or series of events), relative to Agent, that would allow Bank to terminate the 2CP-Bank ISO Agreement if such event (or series of events) had happened to 2CP. Notwithstanding the foregoing, any Party may terminate this Agreement immediately if: (i) any Party suffers an Insolvency Event; or (ii) 2CP ceases to maintain its status with Bank or is informed by Bank that such status is not permitted or no longer permitted for any reason.

7.3 Termination By Agent. Agent may terminate this Agreement upon thirty (30) days' written notice to 2CP if Agent, based upon the advice of legal counsel, reasonably determines in good faith that 2CP's continued performance of its obligations under this Agreement is not consistent with safe and sound processing practices, and the Parties are not able to agree upon modifications to this Agreement or to the activities contemplated by this Agreement that satisfy the concerns identified by Agent's legal counsel in making such determination.

7.4 Termination By 2CP On 30 Days' Notice. 2CP may terminate this Agreement upon thirty (30) days' written notice to Agent if, based upon the advice of legal counsel, it reasonably determines in good faith that 2CP's continued performance of its obligations under this Agreement is not consistent with safe and sound processing practices, and the Parties are not able to agree upon modifications to this Agreement or to the activities contemplated by this Agreement that satisfy the concerns identified by 2CP's legal counsel in making such determination.

7.5 Violations of Law. If a Party is required by any governmental or regulatory authority to terminate this Agreement, or legal counsel to a Party reasonably determines that termination is necessary as a result of any violation, or to prevent a violation, of any Applicable Law, then such Party will have the right to terminate this Agreement upon not less than 30 days' prior written notice, or such lesser period of time as may be required under, or necessary to avoid any violation or further violation of, any such Applicable Law or Rule.

7.6 Termination For Cause. Notwithstanding anything in this Agreement to the contrary, 2CP may, at its option, terminate this Agreement for cause at any time. For purposes hereof, "cause" means any one of the following:

7.6.1 The conviction of Agent, or any shareholder or member of Agent owning more than 25% of the shares or interests in Agent, by a court of competent jurisdiction (and to which no further appeal can be taken) of a felony or any other crime involving moral turpitude;

7.6.2 The commission by Agent, or any shareholder or member of Agent owning more than 25% of the shares or interests in Agent, of an act of fraud or other act evidencing bad faith or dishonesty that materially affects the Agent;

7.6.3 The filing by the Agent of any petition, or commencement by Agent of any proceeding, under the Bankruptcy Act or any state insolvency law;

7.6.4 The making by the Agent of any general assignment for the benefit of creditors;

7.6.5 The filing of a voluntary or involuntary application for or appointment of a receiver with regard to Agent;

7.6.6 The filing of any involuntary petition, or commencement of any involuntary proceeding, under the Bankruptcy Act or any state insolvency law, against Agent, or the appointment of any receiver or trustee, which petition, proceeding or appointment is not fully and completely discharged, dismissed or *vacated* within sixty (60) days;

7.6.7 The liquidation of Agent;

7.6.8 The substantial cessation of business by Agent for a material amount of time;

7.6.9 The dissolution of Agent;

7.6.10 The insolvency of Agent as evidenced by the inability of Agent to meet its ordinary obligations as they become due; or

7.6.11 The commission by Agent of a material breach of this Agreement if the Party responsible for such breach or default fails to cure the same within 30 days of written notice of such breach.

7.7 Survival. Sections 2.1, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.16, 2.17, 2.18, 4, 8 and 9 will survive any termination or expiration of this Agreement.

8. Limitations on Liability of 2CP. In no event shall 2CP, any of its affiliates or any of their respective directors, officers, employees, agents or subcontractors, be liable for lost business opportunities, exemplary, punitive, or consequential damages under this Agreement. Except as elsewhere provided in this Agreement, neither 2CP nor any of its affiliates or any of their respective directors, officers, employees, agents or subcontractors, shall be liable for lost profits, lost revenues, general, incidental, indirect or any other damages under this Agreement, so long as 2CP carries out its duties hereunder in good faith. In performing its duties hereunder, 2CP shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, presented by Agent, or prepared or presented by other officers or employees of Agent whom 2CP believes to be reliable and competent in the matters presented, or counsel, independent accountants or other persons as to matters which 2CP believes to be within such person's professional or expert competence. In no event shall 2CP be

liable to Agent or any other third party for any merchant moneys or chargebacks or any indebtedness that Agent may incur by virtue of processing merchant accounts.

Agent initial here:_______

9. Miscellaneous Provisions.

9.1 Notices. Any notices or other communications required or permitted by this Agreement will be in writing and will be delivered either by personal delivery, by nationally recognized overnight courier service, by facsimile or other electronic means, by first class mail or by certified or registered mail, return receipt requested, addressed as follows:

If to 2CP, to:

2C Processor USA, LLC
898 N. Sepulveda Blvd., Suite 300
El Segundo, CA 90245
Attn: William J. Barber
Fax: ____________________

If to Agent, to:

Syndicated Resorts Association, Inc. dba Jubileepay
5530 South Valley View Blvd
Ste 105
Las Vegas, Nevada 89118

or to such other address as either party will have designated to the other by written notice given in the manner set forth above. Notices will be deemed given one day after sent, if sent by overnight courier; when delivered and receipted for, if hand delivered; when received, if sent by facsimile or other electronic means or by first class mail; or when receipted for (or upon the date of attempted delivery where delivery is refused or unclaimed), if sent by certified or registered mail, return receipt requested.

9.2 Independent Contractor Status. Nothing in this Agreement is intended, or may be construed, to constitute or establish a joint venture, partnership or fiduciary relationship between or among the Parties, and no Party will have the right or authority to act for or on behalf of any other Party, except as otherwise expressly provided herein. Each Party is acting as an independent contractor in the performance of its obligations under this Agreement.

9.3 Legal/Regulatory Matters. Each Party will immediately notify the other Party or Parties of any legal or regulatory proceeding or any threat of a legal or regulatory proceeding of which it becomes aware with respect to any matters that are the subject of this Agreement.

9.4 Entire Understanding; Modifications. This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral proposals, understandings, letters of intent, agreements and representations, all of which are merged herein. Any amendment or modification of this Agreement will be in writing and executed by each of the Parties hereto, except for changes mandated by Applicable Law or by an Association, with respect to which Esquire gives 2CP and Agent written notice.

9.5 Further Acts. Each Party will assist, cooperate, execute documents and take such actions and provide such further assurances as to effect the transactions contemplated by this Agreement. This Agreement and the rights and obligations expressed in this Agreement will not be abrogated, prejudiced or affected by the granting of time, credit or any indulgence or concession by any Party to any other Party or to any other person or by the exercise by any Party of any of its rights hereunder or by any compromise, release, abandonment, waiver, variation, relinquishment or renewal of any rights of any Party. No Party will be deemed to have waived any of its rights, powers or remedies under this Agreement unless the waiving party approves such waiver in writing. No waiver may be construed to be an ongoing waiver of subsequent situations.

9.6 Severability. If any provision hereof is for any reason determined to be invalid, that provision will be deemed to be modified so as to be enforceable to the maximum extent permitted by Applicable Law consistent with the intent of the Parties as herein expressed, and such invalidity will not affect the remaining provisions of this Agreement, which will continue in full force and effect.

9.7 Governing Law. This Agreement and all rights and obligations hereunder, including but not limited to matters of construction, validity and performance, will be governed by and construed in accordance with the laws of the state of California.

9.8 Jurisdiction and Venue. Each of the Parties hereto: (i) irrevocably submits to the exclusive jurisdiction of any California state or federal court sitting in Los Angeles County in any action or proceeding arising out of or relating to this Agreement; and (ii) irrevocably agrees that all claims in respect of such action or proceeding will be heard and determined in such California state or federal court. Each of the Parties hereto irrevocably waives, to the fullest extent it may legally do so, any rights to a trial by jury in such action or proceeding and the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing or delivery by certified mail, return receipt requested, or overnight delivery service for which a receipt is available, of copies of such process to it at its address set forth in Section 9.1 of this Agreement. Each of the Parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.9 Signatures. This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This

Agreement will become effective when each Party hereto will have received a counterpart duly executed by the other party hereto. Any photographic, photocopy, scanned, electronic or similar reproduction copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

(Signatures appear on next page)

2C PROCESSOR, LLC

By: ____________________
Name: William J. Barber
Title: Manager

SYNDAICATED RESORTS ASSOCIATION dba "Jubileepay"

By: _William R. Barber
Name:
Title: _ President____________________